Exhibit 6.4

15% CONVERTIBLE PROMISSORY NOTE AND LOAN AGREEMENT

Loan Amount: $17,500.00

Effective Date: May 16th 2017

For value received in order to complete the proposed accounting (PCAOB) audit. The Movie Studio, Inc. (a publicly traded Company OTC: MVES). The Movie Studio, Inc., a Corporation, incorporated under the laws of the state of Delaware located at 800 Silks Run, Suite 1330, Hallandale Beach, FL 33009 (the “Company”) and Ross Selag or his assigns (the “Holder”) hereby execute this Convertible Promissory Note and Loan Agreement (the “Note”). Holder promises to advance to the Company the principal sum of S 17.500.00. or such lesser amount as is advanced pursuant to the terms hereof, and the Company promises to pay to Holder such principal stun together with accrued and unpaid interest thereon each due and payable on the date and in the manner set forth below (the “Loan”).

1. Repayment. All payments of interest and principal shall he in lawful money applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Loan shall be due and payable on May 16th. 2018 (the “Maturity Date”).

2. Maturity. Unless this Note has been previously converted in accordance with the terms of Section 7 below. the entire outstanding principal balance and all unpaid accrual interest shall become fully due and payable on the Maturity Date.

3. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of 15% per annum or the maximum rate permissible by law, whichever is less. Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed.

4. MVES Common Stock. Ross Schuyler Gregg is a major shareholder of The Movie Studio. Inc.

5. Use of Proceeds of Loan. Proceeds of the Loan shall be used by the Company as initial capital for beginning payment of the PCAOB audit and associated general operating expenses. The Company's use of proceeds of approximately 50% of the Loan 58500.00 for any purpose other than as specified above as the “Core” use of Proceeds on the proposed audit The Remaining funds are for General and Administration to institute in-house distribution infrastructure of the movies for Worldwide Distribution and the assimilation of any additional third party content for assimilation into marketing or content creation for the Companies proposed bundling marketing strategy to deliver thirty premium motion picture titles (The Movie Studio films and libraries) for sale at the American Film Market in November 2017 in Los Angeles California.

6. Conversion. At Holder's option, Holder may elect to convert the Loan amount into unrestricted, free trading shares of MVES after 12 months pursuant to Rule #144. Upon Holder's exercise of such conversion, the conversion price shall be equal to .0025 cents per share and agree to reserve 8,050,000.

7. Stock Price Dilution Protection. In the event that any officer of the Company sells more than 1% of the MVES daily volume or the outstanding shams every ninety days (90) on any given day prior to the Maturity Date, all of the unpaid principal and interest shall become immediately payable in full to Holder, and the Company shall immediately effectuate a Film Assignment (defined below).

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8. “Best Efforts” Completion. The Company agrees to us it's “Best Efforts” to complete the PCAOB audit.

9. Expenses. In the event of any default by the Company hereunder, the Company shall pay all actual legal fees. court costs, and other expenses incurred by Holder in enforcing this Note, collecting payment from Holder of all principal and accrued interest due hereunder at the time of such default, foreclosing upon the security interest created by the Security Agreement, and enforcing the Film Assignment.

10. Default. In the event of any default by the Company hereunder, at the option of Holder and upon written notice to the Company, all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute a default:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company defaults in its performance of any covenant under the Note;

(c) If any act, matter or thing is done toward the termination of. or any action or proceeding is launched or taken to terminate the corporate existence of the Company. whether by winding-up, surrender of charter or otherwise;

(d) The Company ceases to carry on its business, commits an act of bankruptcy. becomes insolvent, makes an assignment or bulk sale of its assets;

(e) The Company fails to complete the film on or prior to the Guaranteed Completion Date unless this failure is caused by (a) the Holder failing to make timely payments or delaying payments as described above under "Use of Proceeds" or (b) the principal actress Ms. Excelina Ordonez's failure to perform, being unable or unwilling to perform, lack of engagement or in any way delaying completion of the film; in which case the Guaranteed Completion Date as well as the Put Date and the Maturity Date shall be extended an equal number of days as the delay caused by Ms. Excelina Ordonez or (c) Acts of God or Force Majeure.; or

(f) If any execution, sequestration, seizure, distress or other analogous process becomes enforceable or is enforced against the Company to take possession, custody or control of any property of the Company.

In the event that the Company has not paid to Holder all unpaid principal and accrued interest on the Maturity Date, the Holder has the right to foreclose upon the Security Agreement and, in such event, the Company shall immediately execute the Film Assignment.

11. Governing Law. This Note shall be governed by the laws of the state of Florida and the federal laws applicable therein.

12. Modification; Waiver. Any term of this Note may he amended or waived with the written consent of the Company and Holder. This Note constitutes the entire agreement of the parties hereto with respect to the subject matter herein.

13. Assignment. This Note may not be assigned by the Company. This Note may not be assigned by Holder without consent of the Company. In the event of an assignment of this Note by Holder. Holder shall retain all rights to the MV ES Common Stock and to any and all payments made by Company to Holder for the repayment of principal or accrued interest at the time of such assignment. At the time of such assignment of this Note by Holder. Holder shall have no further obligations hereunder.

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14. Representations and Warranties of the Company. The Company hereby warrants and represents that it is a Delaware corporation, duly formed and in good standing in the State of Delaware and in any state in which it transacts business, including Florida. The Company further warrants and represents that it is the sole and exclusive owner of all of the Film Rights and the sole and exclusive copyright holder of all intellectual property related to the Film, and hereby agrees to provide to Holder. within (5) days of execution of this Note, copies of all documentation proving that the Company is the sole and exclusive owner of the Film Rights. In the event that the Company fails to provide such documentation or that Holder is not satisfied as to the Company's ownership of the Film Rights. in Holder's sole discretion. Holder has the right to terminate this Note and receive a return of all Loan proceeds previously advanced to the Company at the time of termination, if any. Additionally, the Company warrants and represents that it has the authority to execute this Note. the Security Agreement. and the Film Assignment and has obtained, or hereby agrees to obtain, all corporate or third party approvals or consents required by the governing documents of the Company and any other agreements or contractual obligations in order to consummate the transactions contemplated herein. The Company hereby indemnifies, holds harmless, and agrees to defend Holder from and against any and all claims, costs, expenses, and liabilities that now exist or may in the future accrue related to this Note, the Security Agreement, and the Film Assignment.

The Movie Studio, Inc.	Holder

By: /s/ Gordon Scott Venters	By: /s/ Ross Schyuler Gregg

Gordon Scott Venters	Ross Schyuler Gregg
President/CEO	Note Holder

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